                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


        Filed by the Registrant [x]
        Filed by a Party other than the Registrant [ ]
        Check the appropriate box:
        [ ]    Preliminary Proxy Statement                       [ ]    Confidential, For Use of the
                                                                        Commission Only (as permitted
                                                                        by Rule 14a-6(e)(2)
        [x]    Definitive Proxy Statement
        [ ]    Definitive Additional Materials
        [ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                Raychem Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
        [x]     No fee required
        [ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)     Title of each class of securities to which transaction applies:

                Not applicable.
--------------------------------------------------------------------------------
        (2)     Aggregate number of securities to which transactions applies:

                Not applicable.
--------------------------------------------------------------------------------
        (3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
        (4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
        (5)     Total fee paid:

--------------------------------------------------------------------------------
        [ ]     Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
        [ ]     Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)     Amount previously paid:

                Not applicable.
--------------------------------------------------------------------------------
        (2)     Form, Schedule or Registration Statement no.:

                Not applicable.
--------------------------------------------------------------------------------
        (3)     Filing Party:

                Not applicable.
--------------------------------------------------------------------------------
        (4)     Date Filed:

                Not applicable.
--------------------------------------------------------------------------------

[LOGO]
RAYCHEM CORPORATION
300 CONSTITUTION DRIVE
MENLO PARK, CALIFORNIA 94025-1164

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 6, 1998
                                   10:00 A.M.

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Raychem Corporation, a Delaware corporation (the "Company"), will be held at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, on Friday, November 6, 1998, at 10:00 a.m. local time, for the following purposes:

     1. To elect directors;

     2. To ratify the appointment by the Company's Board of Directors of PricewaterhouseCoopers LLP to audit the accounts of the Company and its subsidiaries for the 1999 fiscal year; and

     3. To consider and transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the record date for the determination of stockholders entitled to notice of the meeting, and entitled to vote at the meeting, as the close of business on September 8, 1998.

                                          By Order of the Board of Directors

                                          RICHARD A. KASHNOW
                                          Chairman of the Board,
                                          President and Chief Executive Officer

Menlo Park, California
September 18, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                              RAYCHEM CORPORATION

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

TO THE STOCKHOLDERS:

     The enclosed proxy is solicited on behalf of the Board of Directors of Raychem Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of stockholders. The meeting will be held at the Company's principal office on November 6, 1998, at 10:00 a.m. local time. At the meeting, the stockholders of record as of the close of business on September 8, 1998 will be entitled to vote. On September 8, 1998, the Company had issued and outstanding 79,768,045 shares of Common Stock, par value $1.00 per share ("Common Stock").

     Holders of Common Stock are entitled to one vote for each share held. A majority of the outstanding shares of Common Stock is required for a quorum. Abstentions will be counted towards the tabulation of votes cast on matters presented to the stockholders and will have the same effect as negative votes. Broker nonvotes occur when nominee recordholders do not vote on specific issues because they did not receive specific instructions on such matters from the beneficial owners of such shares. Broker nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

     The Company will bear the entire cost of solicitation, including preparing, assembling, printing, and mailing of this proxy statement, the proxy, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares that are beneficially owned by others, for forwarding to such beneficial owners. Raychem will reimburse brokerage houses, fiduciaries, and custodians for their expense in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by one or more solicitations by telephone, telegram, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

     The Company intends to mail this proxy statement on or about September 18, 1998.

                      NOMINATION AND ELECTION OF DIRECTORS

GENERAL

     Each director to be elected will hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until death, resignation, or removal. There are eight nominees for the eight positions on the Board of Directors. All eight nominees are currently directors of the Company, having been elected by the stockholders at the 1997 Annual Meeting of Stockholders.

     Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve.

NOMINEES

     The following is information regarding the nominees, including information furnished by them as to their principal occupations for the last five years, directorships of public companies and certain other directorships, and their ages as of June 30, 1998.

                                                                       DIRECTOR
                                                                AGE     SINCE
                                                                ---    --------
Richard Dulude is a retired Vice Chairman of Corning
  Incorporated and was a director of Dow Corning Corporation and Corning Incorporated. He is also a retired Chairman
  and Chief Executive Officer of Corning Vitro Corporation
  and a former director of Grumman Corporation. He is a
  director of AMBAC, Inc., Landec Corporation, and HCIA
  Inc. .....................................................    65       1991
James F. Gibbons is Special Counsel to the President,
  Stanford University. He is a Professor of electrical
  engineering and served as the Dean of the School of
  Engineering at Stanford University from 1984 to 1996. He
  holds the professorial title of Reid Weaver Dennis
  Professor of Electronics, Stanford University. He is a
  director of Lockheed-Martin Corporation, Cisco Systems,
  Inc., Centigram Communications Corporation and El Paso
  Natural Gas...............................................    66       1987
Richard A. Kashnow is Chairman of the Board, President and
  Chief Executive Officer of the Company. From 1991 to 1995,
  he was President of Schuller International Group, a
  wholly-owned subsidiary of Manville Corporation. He is a
  director of Applied Power, Inc. ..........................    56       1995
John P. McTague is the Vice President of Technical Affairs
  for Ford Motor Company. He is a director of Ballard Power
  Systems...................................................    59       1994
Dean O. Morton is a retired Executive Vice President,
  Director and Chief Operating Officer of Hewlett-Packard
  Company. He is the Chairman of Centigram Communications
  Corporation and is a director of ALZA Corporation, BEA
  Systems, Inc., KLA-Tencor Corporation, and The Clorox
  Company. He is also a trustee of the Metropolitan Series
  Fund, Inc. and State Street Research Funds Group and
  Portfolios Inc. ..........................................    66       1989
Isaac Stein is the President of Waverley Associates, Inc. He
  is a director of ALZA Corporation, the Benham Group of
  Mutual Funds, and CV Therapeutics, Inc. He is also
  Chairman of UCSF-Stanford Health Care and is a Trustee of
  Stanford University.......................................    51       1993
Chang-Lin Tien is the NEC Distinguished Professor of
  Engineering at the University of California, Berkeley,
  where he served as Chancellor from 1990 to 1997. He is a
  director of AirTouch Communications, Chevron Corporation,
  Kaiser Permanente, and Wells Fargo & Co. .................    62       1996
Cyril J. Yansouni is Chairman and Chief Executive Officer of
  Read-Rite Corporation. He is a director of PeopleSoft,
  Inc. and Informix Corporation.............................    56       1994

STOCK OWNERSHIP

     The following table sets forth certain information, as of June 30, 1998, regarding beneficial ownership of the Company's Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) by each director and nominee for director, (iii) by each executive officer named in the Summary Compensation Table herein, and (iv) by all executive officers and directors as a group. Except as indicated below, each person has sole investment and voting power with respect to the shares indicated, subject to applicable laws.

     All information in this proxy statement regarding Common Stock ownership, including ownership of restricted stock and options to purchase shares of Common Stock, has been adjusted to reflect a two-for-one stock split effective November 17, 1997.

                                                                 SHARES OF
                                                               COMMON STOCK       PERCENTAGE OF
                                                               BENEFICIALLY       COMMON STOCK
                      NAME AND ADDRESS                          OWNED(a)(b)      OUTSTANDING(c)
                      ----------------                        ---------------    ---------------
Neuberger & Berman, LLC.....................................     6,655,471(d)          8.0%
  605 Third Avenue
  New York, NY 10158-3698
State Farm Insurance Companies..............................     5,918,600(e)          7.1%
  One State Farm Plaza
  Bloomington, Illinois 61710-0001
FMR Corporation.............................................     5,099,033(f)          6.2%
  82 Devonshire Street
  Boston, Massachusetts 02109-3614
Richard Dulude..............................................        20,851
James F. Gibbons............................................        37,012
Richard A. Kashnow..........................................       285,533
John P. McTague.............................................        18,882
Dean O. Morton..............................................        30,788
Isaac Stein.................................................        97,202
Chang-Lin Tien..............................................         6,453
Cyril J. Yansouni...........................................        20,741
Raymond J. Sims.............................................        74,751
Ralph H. Harnett............................................       130,040
John D. McGraw..............................................        92,946(g)
L. Frans Berthels...........................................        49,869
All executive officers and directors as a group
  (19 persons) .............................................     1,276,142             1.5%

---------------
(a) The figures include options to purchase shares of Common Stock exercisable within 60 days following June 30, 1998, and held by: Mr. Dulude, 19,351 shares; Dr. Gibbons, 34,412 shares; Dr. Kashnow, 212,500 shares; Mr. McTague, 10,882 shares; Mr. Morton, 18,686 shares; Mr. Stein, 88,500 shares; Dr. Tien, 6,453 shares; Mr. Yansouni, 12,741 shares; Mr. Sims, 47,000 shares; Mr. Harnett, 94,600 shares; Mr. McGraw, 59,550 shares; Mr. Berthels, 38,500 shares; and all executive officers and directors as a group, 954,845 shares.

(b) The figures include restricted stock awarded on July 17, 1996, and October 17, 1997, and held by: Dr. Kashnow, 22,000 shares; Mr. Sims, 9,000; Mr. Harnett, 9,000; Mr. McGraw, 9,000; and Mr. Berthels, 6,600; and restricted stock awarded to all executive officers and directors as a group, 94,700 shares.

(c) Percentages of less than 1.00% are not shown.

(d) This information was obtained from a response dated August 17, 1998 from Neuberger & Berman, LLC ("Neuberger"). Neuberger is an investment adviser and broker dealer registered with the Securities and Exchange Commission. Neuberger has also informed the Company that: 1) it has shared dispositive power, and in certain cases sole voting power, over its clients' securities positions; 2) it does not have any economic interest in the securities of those clients, and its clients are the actual owners of the securities and have the sole right to receive, and the power to direct, the receipt of dividends from or proceeds from the sale of such securities; and 3) of the 6,655,471 shares held by Neuberger, Neuberger had sole voting power over 3,991,596 shares; shared voting power over 1,895,400 shares; sole power to dispose of -0- shares; and shared power to dispose with respect to 6,665,471 shares.

(e) This information was obtained from a letter dated July 20, 1998, from State Farm Insurance Companies.

(f) This information was obtained from a letter dated September 3, 1998, from FMR Corporation.

(g) Includes shares/options held by the spouse of Mr. McGraw, also an employee of the Company.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has standing audit, compensation, and organization committees.

     The functions of the audit committee are as follows: to review and report to the Board on the annual audit by the Company's independent accountants, including the scope and general extent of their examination, the audit procedures that are utilized by the independent accountants, and the compensation of the independent accountants; to review and report to the Board on the general policies and procedures utilized by the Company with respect to internal auditing, accounting, and financial controls; and to review and report to the Board on the subject of the retention of the Company's independent accountants. Messrs. Dulude and Stein and Drs. Gibbons and Tien were the members of the audit committee in fiscal year 1998. In the opinion of the Board of Directors, all members of the audit committee satisfy the independence requirements of Section 303.00 of the Listed Company Manual of the New York Stock Exchange.

     The functions of the compensation committee are to determine the general compensation policies of the Company, to establish compensation plans, and to set specific compensation levels for executive officers. The members of the compensation committee in fiscal year 1998 were Messrs. Morton, Yansouni, and McTague. A Report of the Compensation Committee on Executive Compensation is included in this proxy statement.

     The organization committee of the Board focuses on board membership and the general operation and governance of the Board. Messrs. Stein, Dulude, and Morton and Dr. Gibbons are the members of the organization committee. In fiscal year 1998, the organization committee recommended, and the Board adopted, new Corporate Governance Guidelines.

     Stockholder proposals for Board nominees will be accepted by the organization committee and will be given due consideration for recommendation to the Board in light of the nominees' qualifications. Stockholder nominees for future years should be submitted in writing (containing certain information specified in the Bylaws) to the organization committee in care of the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.

     During the fiscal year ended June 30, 1998, the Board of Directors held fourteen meetings, the audit committee held four meetings, the compensation committee held six meetings, and the organization committee held three meetings. Each director attended at least 75% of the aggregate number of Board meetings and meetings of committees of which he was a member that were held during the fiscal year.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company for services rendered in all capacities during the latest three fiscal years ending June 30 by the Chief Executive Officer and each of the other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                   COMPENSATION AWARDS(b)
                                                                  -------------------------
                                       ANNUAL COMPENSATION(a)     RESTRICTED    SECURITIES
             NAME AND                --------------------------     STOCK       UNDERLYING     ALL OTHER
        PRINCIPAL POSITION           YEAR    SALARY     BONUS     AWARDS(c)    OPTIONS/SARS   COMPENSATION
        ------------------           ----   --------   --------   ----------   ------------   ------------
Richard A. Kashnow.................  1998   $735,000   $      0   $1,014,068     220,000        $  3,390(d)
  Chairman, President and            1997    700,000    670,000            0           0         200,000(e)
  Chief Executive Officer            1996    486,000(f) 200,000    1,650,000     425,000         865,000(g)
Raymond J. Sims....................  1998   $340,000   $      0   $  322,658      70,000        $  3,570(d)
  Senior Vice President and          1997    320,000    200,000       61,875      40,000
  Chief Financial Officer            1996    284,000     75,000            0      62,000
Ralph H. Harnett...................  1998   $340,000   $      0   $  322,658      70,000        $  4,900(d)
  Senior Vice President              1997    320,000    180,000       61,875      40,000
                                     1996    284,000     75,000            0      32,000
John D. McGraw.....................  1998   $310,000   $      0   $  322,658      70,000(h)     $  5,400(d)
  Senior Vice President              1997    262,000    170,000       61,875      32,000
                                     1996    215,000     75,000            0      24,000
L. Frans Berthels..................  1998   $260,000   $      0   $  230,470      40,000
  Senior Vice President              1997    228,000    140,000       49,500      20,000        $ 95,000(i)
                                     1996    193,000     50,000            0      35,000          51,000(i)

---------------
(a) In accordance with Securities and Exchange Commission regulations, perquisites less than the lesser of (a) $50,000 or (b) 10% of the total of annual salary and bonus are not shown.

(b) Adjusted for a two-for-one Common Stock split effective November 17, 1997.

(c) 75,000 shares of restricted stock were awarded to Dr. Kashnow on October 1, 1995. The fair market value on the date of the award was $22.50 per share. A par value payment equal to $0.50 per share was paid by Dr. Kashnow in connection with the award. Restrictions as to 37,500 shares lapsed on December 8, 1995, and as to the remaining 37,500 shares on February 8, 1996. Dr. Kashnow received 128 shares of restricted stock in lieu of dividends payable on the original award; restrictions on these shares lapsed ratably with the original award. On July 17, 1996, 2,000 shares of restricted stock were awarded to each of Mr. Sims, Mr. Harnett, and Mr. McGraw, and 1,600 shares of restricted stock were awarded to Mr. Berthels. The fair market value on the date of the awards was $31.438 per share. Par value payments equal to $0.50 per share were paid by Messrs. Sims, Harnett, McGraw, and Berthels in connection with the awards. Dividends on these shares are paid in cash. Restrictions will lapse as to these shares on July 17, 1999 if the recipients are still employed by the Company on that date, or, if any recipient is not employed by the Company on July 17, 1999, at such time as may apply under the terms of the Company's executive termination compensation policy. On October 17, 1997, 22,000 shares of restricted stock were awarded to Dr. Kashnow; 7,000 shares of restricted stock were awarded to each of Mr. Sims, Mr. Harnett, and Mr. McGraw, and 5,000 shares of restricted stock were awarded to Mr. Berthels. The fair market value on the date of the awards was $46.594. A par value payment equal to $0.50 per share was paid in connection with the award. Restrictions will lapse as to these shares on October 17, 2000 if the recipients are still employed by the Company on that date, or, if any recipient is not employed by the Company on October 17, 2000, at such time as may apply under the terms of the Company's executive termination compensation policy. As of June 30, 1998, restricted stock was held as follows: Dr. Kashnow, 22,000 shares; Mr. Sims, 9,000 shares; Mr. Harnett, 9,000 shares; Mr. McGraw, 9,000 shares; and Mr. Berthels, 6,600 shares.

(d) This amount represents Company matching 401(k) contributions.

(e) Cash bonus paid pursuant to terms of employment agreement to repay $200,000 of outstanding principal of interest-free $1 million relocation loan.

(f) This amount represents salary for employment commencing October 1, 1995.

(g) This amount represents a transition payment to offset forfeited compensation and benefits from a prior employer.

(h) Does not include options granted to Mr. McGraw's spouse, also an employee of the Company: 14,000 shares in fiscal year 1996; 10,000 shares in fiscal year 1997; and 10,000 shares in fiscal year 1998.

(i) This amount represents a special allowance paid to Mr. Berthels, who was a Belgian-based employee prior to February 1, 1997, to cover additional costs of living in the United States.

STOCK OPTIONS

     The following table shows certain information regarding options granted during fiscal year 1998 for each executive officer named in the Summary Compensation Table.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(a)

                                               INDIVIDUAL GRANTS                                POTENTIAL
                          -----------------------------------------------------------       REALIZABLE VALUE
                                             PERCENT OF                                     AT ASSUMED ANNUAL
                           NUMBER OF            TOTAL                                        RATES OF STOCK
                           SECURITIES       OPTIONS/SARS       EXERCISE                    PRICE APPRECIATION
                           UNDERLYING        GRANTED TO         OR BASE                    FOR OPTION TERM(c)
                          OPTIONS/SARS      EMPLOYEES IN         PRICE     EXPIRATION   -------------------------
          NAME             GRANTED(b)        FISCAL YEAR       ($/SHARE)      DATE        5%($)         10%($)
          ----            ------------   -------------------   ---------   ----------   ----------    -----------
Richard A. Kashnow......    220,000             8.8%            $46.594     10/17/07    $6,446,598    $16,336,944
Raymond J. Sims.........     70,000             2.8%            $46.594     10/17/07    $2,051,190    $ 5,198,119
Ralph H. Harnett........     70,000             2.8%            $46.594     10/17/07    $2,051,190    $ 5,198,119
John D. McGraw(d).......     70,000             2.8%            $46.594     10/17/07    $2,051,190    $ 5,198,119
L. Frans Berthels.......     40,000             1.6%            $46.594     10/17/07    $1,172,109    $ 2,970,353

---------------
(a) No grants of Stock Appreciation Rights were made to any named executive officer during the fiscal year ended June 30, 1998.

(b) All options granted to executive officers in fiscal year 1998 become exercisable in four equal annual installments commencing on the first anniversary of the grant date. Exercisability of options may be accelerated by the Board of Directors. At the time of exercise, the exercise price may be paid in cash, by delivery of shares already owned (subject to certain conditions), by a secured loan from the Company, or by cashless exercise. The option plan permits withholding of shares to satisfy tax obligations upon exercise.

(c) Potential Realizable Value is based on the assumed annual share price appreciation for the ten-year option term. The actual value, if any, that an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(d) Does not include options to purchase 10,000 shares granted to Mr. McGraw's spouse, also an employee of the Company.

OPTION EXERCISES AND VALUATION

     The following table shows, for each executive officer named in the Summary Compensation Table, certain information regarding option exercises during fiscal year 1998 and options outstanding as of June 30, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(a)

                               NUMBER OF                    NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                SHARES                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                              ACQUIRED ON     VALUE      OPTIONS AT FISCAL YEAR-END    AT FISCAL YEAR-END(b)(c)
            NAME               EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
            ----              -----------   ----------   --------------------------   --------------------------
Richard A. Kashnow..........         0      $        0        212,500/432,500           $1,500,888/$1,500,888(d)
Raymond J. Sims.............    29,700         807,980         41,000/137,000               94,000/   163,750
Ralph H. Harnett............    16,000         520,620         87,600/123,000              833,615/   175,375
John D. McGraw(e)...........    50,250       1,392,528         26,550/110,000              263,349/   117,000
L. Frans Berthels...........         0               0         36,000/ 75,000              208,938/    87,813

---------------
(a) No Stock Appreciation Rights were outstanding at June 30, 1998, nor were any grants of Stock Appreciation Rights made to any named executive officer during the year ended June 30, 1998.

(b) The market value of the underlying securities at the fiscal year-end minus the exercise price of in-the-money options. Such market value as of June 30, 1998 was $29.563 per share.

(c) The average per-share exercise price of all options outstanding for each named executive officer is: Dr. Kashnow, $30.718; Mr. Sims, $38.250; Mr. Harnett, $32.332; Mr. McGraw, $37.852; and Mr. Berthels, $35.783.

(d) The values of Dr. Kashnow's exercisable and unexercisable in-the-money options are the same because his grants were exactly 50% vested at fiscal year-end.

(e) Does not include options held and exercised by Mr. McGraw's spouse, also an employee of the Company. Also does not include 27,250 exercisable and 26,250 unexercisable options held by Mr. McGraw's spouse as of June 30, 1998.

EMPLOYMENT/CONSULTING AGREEMENTS

     In August 1995, the Company entered into an agreement with Dr. Kashnow, who became President, Chief Executive Officer, and Chairman of the Board of Directors on October 1, 1995. Supplemental agreements were entered into on February 5, 1996 and June 30, 1997.

DIRECTORS' FEES AND STOCK OPTIONS

     During fiscal year 1998, directors not employed by the Company (all directors except Dr. Kashnow) were paid an annual retainer of $27,500 plus $1,000 for each Board and committee meeting attended in person and $500 for participation in each telephone Board and committee meeting. In addition, the chairs of the audit committee, the compensation committee, and the organization committee each received an annual retainer of $5,000.

     The Company entered into a consulting agreement with Dr. Gibbons effective December 12, 1996. In addition to Dr. Gibbons' normal Board responsibilities, he will from time to time provide consulting services to the Board and the Chief Executive Officer at the request of the Chairman of the Board/Chief Executive Officer. Dr. Gibbons will provide such services upon request at a per diem rate of $3,000. In fiscal year 1998, he earned $12,000 (for four days of service) under this agreement.

     Effective as of July 1, 1996, the Company's consulting agreement with Mr. Stein was amended to delete the monthly retainer and monthly expense contribution paid to Waverley Associates, Inc. Under the amended agreement, Mr. Stein now provides services upon request at a per diem rate of $3,000 plus reasonable expenses. In fiscal year 1998, he earned $3,000 (for one day of service) under this agreement.

     Under the 1996 Directors Stock Option Plan, each director who is not an employee of the Company or of any subsidiary or affiliate of the Company automatically receives an option to purchase 10,000 shares of Common Stock on the date he or she is first elected to the Board. Thereafter, each eligible director then in office automatically receives an option to purchase 5,000 shares of Common Stock upon re-election to the Board at the Company's annual meeting. The 1996 Directors Stock Option Plan also provided for the one-time grant of an option to purchase 4,000 shares of Common Stock to directors then in office on the date of the Company's 1996 annual meeting. A total of 400,000 shares of Common Stock have been reserved for issuance under this Plan. The exercise price of options granted under this plan is the fair market value of the Common Stock on the grant date. For the fiscal year ended June 30, 1998, each director (except Dr. Kashnow, who was not eligible) received an option under this Plan to purchase 2,500 shares of Common Stock at a grant price of $47.313 per share.

     The Board of Directors considers stock ownership in the Company by directors to be of utmost importance. Such ownership enhances directors' commitment to the future of the Company and further aligns their interests with those of the Company's stockholders. In keeping with this philosophy, the Board has established minimum stock ownership guidelines for directors. These guidelines state that within a three-year period from the later of August 1995, or the director's election, each director should own Common Stock having a value of at least five times the director's annual retainer.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The compensation committee of the Board of Directors (the "Compensation Committee") determines the general compensation policies of the Company, establishes compensation plans, and sets specific compensation levels for executive officers. During the 1998 fiscal year, the Compensation Committee was composed of Messrs. Morton (Chairman), Yansouni, and McTague. All of the Compensation Committee members are "non-employees" as that term is defined under the Securities and Exchange Commission's Rule 16b-3, and "outside directors" as that term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Compensation Committee reviews executive compensation matters at least once per year. At the request of the Compensation Committee, the Company's Human Resources Department presents analyses and recommendations on executive compensation for the next fiscal year. The Compensation Committee thereafter makes specific determinations for the Company's Chief Executive Officer (CEO) and reviews and approves recommendations by the CEO for each other executive officer of the Company.

     Executive officer compensation typically consists of three components: base salary, an annual cash bonus award, and long-term incentives in the form of stock options and restricted stock awards. Individual salaries, along with "target" levels for cash bonuses, stock option grants, and restricted stock awards, are established by the Compensation Committee based on competitive market levels indicated in pay surveys and other information obtained by the Company regarding select U.S. companies of similar size, complexity, and quality to the Company.

     The Compensation Committee believes that officers' interests should be closely aligned with those of the Company's stockholders. The Compensation Committee therefore encourages and expects officers to have a meaningful ownership stake in the Company, and has established officer ownership guidelines to support this objective. The guidelines state that the Chief Executive Officer should own shares having value of at least four times annual salary, senior vice presidents should own shares having a value of at least two times annual salary, and vice presidents should own shares having a value of at least one time annual salary. Each officer has three years to reach the designated ownership level.

     Base Salaries. For fiscal year 1998, as for recent prior years, the Compensation Committee obtained an independent consultant's report summarizing executive salary levels at over 25 comparison companies. Included were prominent electronics, telecommunications, computer software and hardware, and industrial manufacturing companies, representing organizations with whom the Company competes for talent and/or which have market capitalization or other attributes similar to the Company. Publicly available surveys and salary data reported in proxy statements were used to provide supplementary information. In setting salary levels, competitive data may be adjusted to reflect relative sales volume and differences in business unit size, as appropriate. Base salaries are set to correspond to the median salary paid to comparable executives. Additionally, the Compensation Committee considers each executive officer's individual experience and sustained performance, as well as salary levels of others within the Company. Salary adjustments for fiscal year 1999 were made for officers effective July 1, 1998.

     Annual Bonuses. The Compensation Committee has adopted an annual incentive structure that aligns the interests of executive officers with stockholders by putting a significant portion of such officers' annual compensation at risk based on the Company's achievement of predetermined financial performance goals and on individual performance. Award opportunities are intended to position the total cash compensation of executive officers between the median and the seventy-fifth percentile of competitive total compensation when superior results are achieved. For fiscal year 1998, the Compensation Committee adopted an incentive structure for annual bonuses based on the Company's growth in pre-tax income.

     At its August 1996 meeting, the Board adopted, on the recommendation of the Compensation Committee and subject to stockholder approval, an Officer Variable Pay Plan (the "Plan"). The Company received stockholder approval for the Plan at its 1996 annual meeting. Under the Plan, awards relating to the financial performance of the Company are paid to officers designated by the Compensation Committee as participants in the Plan. Payments under the Plan qualify as performance-based under Section 162(m) of the Code. The Plan has a minimum payout if 80% of the specified target is met and a maximum payout if 120% of the specified target is met. The maximum bonus that may be paid to any one participant for any one year is $2,500,000. The bonus may be paid in cash, stock, restricted stock, or other property as determined in each case by the Board. Dr. Kashnow was the only officer designated as a participant in the Plan for fiscal year 1998, although under the annual incentive structure adopted by the Compensation Committee, other executive officers receive awards under substantially the same criteria.

     For fiscal year 1998, no bonuses were paid to officers of the Company pursuant to the Plan or otherwise because the Company did not achieve the applicable financial performance targets.

     Long-Term Incentives. The Compensation Committee believes that stock options and restricted stock play an important role in attracting, retaining, and motivating executives. Stock options also provide executives with a means of increasing Company stock ownership, which is a key objective of the executive compensation program and serves to align executives' interests with those of stockholders. The Compensation Committee's general practice is to grant options annually at an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant. Options typically vest at a rate of 25% per year over four years. Restricted stock granted to date has typically vested in full three years from the date of grant.

     The Compensation Committee determines option and restricted stock grant levels for executive officers based on competitive data gathered from relevant comparison companies by independent consultants, and uses competitive practice as a guideline for determining appropriate grant levels. The Compensation Committee also considers the aggregate stock option shares granted throughout the Company, individual experience and performance of recipients, and past individual grant amounts in determining individual grant levels.

     In fiscal year 1998, restricted stock grants were made to key individuals, including Messrs. Sims, Harnett, and McGraw, who each received 7,000 shares, and Mr. Berthels, who received 5,000 shares.

     Chief Executive Officer Compensation. The Compensation Committee's goal in setting the compensation level for the CEO is to reward the CEO for the results of the Company and its subsidiaries, as well as for individual performance. The Compensation Committee reviews CEO compensation packages and related financial performance data at selected comparison companies to determine a reasonable level and mix for compensation of the Company's CEO.

     For fiscal year 1998, Dr. Kashnow's base salary was $735,000. Consistent with the treatment of all other officers and employees of the Company, Dr. Kashnow did not receive a bonus for fiscal year 1998, as the Company did not meet applicable financial performance targets. Dr. Kashnow was awarded a stock option grant of 220,000 shares and a restricted share grant of 22,000 shares. For fiscal year 1999, Dr. Kashnow was awarded a stock option grant of 225,000 shares and a restricted share grant of 5,000 shares.

     On August 11, 1995, the Company entered into an initial employment agreement with Dr. Kashnow which provides for, among other things, an interest-free $1 million relocation loan and $200,000 annual cash bonus to repay the loan beginning in fiscal year 1997. The loan extends for five years subject to his continued employment with the Company. This agreement was amended in 1997 to provide for the repayment of the remaining $800,000 loan balance at the end of the original five year term, with a cash bonus payable at that time equal to the outstanding principal balance of the loan, subject to his continued employment with the Company.

     Officer Severance Benefits. The Company provides severance benefits for all employees whose employment is terminated due to a reduction in force. Since fiscal year 1995, there has been a separate executive termination compensation policy for officers. Each eligible officer terminated involuntarily for a reason other than cause is, upon execution of an appropriate release agreement, paid one full year of base salary and given selected benefits continuation. Up to a second year of base salary and benefits continuation may be paid, provided the officer is not employed during the second year. If, in the second year, the officer is employed but his or her total compensation is less than the officer's base salary while employed by the Company, the officer is eligible to receive a salary differential.

     Company Policy Toward Deductibility of Executive Officer
Compensation. Section 162(m) of the Code places a $1 million per person limit on the deduction that a publicly held corporation may take for compensation paid to certain officers (generally the Chief Executive Officer and its four other highest-paid executive officers) unless, in general, the compensation is exempt as "performance-based." Compensation resulting from the exercise of stock options or upon award of performance shares will be treated as "performance-based" and excluded from the limit on deductibility if, among other things, the plan under which the awards are granted specifies limits on the number of shares issuable to any participant under the plan and these limits are approved by the issuer's stockholders. In the case of performance shares, the stockholders must also approve the performance goals for the awards.

     In adopting and administering executive compensation plans and arrangements, the Compensation Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Code and, when appropriate, strives to structure such compensation so that any such limitation will not apply.

Compensation Committee Members -- Mr. Morton (Chair), Mr. McTague, and Mr. Yansouni

STOCK PERFORMANCE CHART

     The chart below compares the Company's cumulative total stockholder return (overall market performance with reinvested dividends) during the five-year period ended June 30, 1998, against the Standard & Poor's 500 Stock Index and the Standard & Poor's Electrical Equipment Index, both of which are established and well-known indices.

     The Company is a broadly diversified materials science business and is not easily categorized within any specific industry index.

                              RAYCHEM CORPORATION
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(a)

                                                                             S&P Elec Equip
                                         Raychem             S&P 500              Index
6/30/93                                  100.00              100.00              100.00
6/30/94                                   91.93              101.42               99.16
6/30/95                                   98.54              127.85              123.60
6/30/96                                  186.34              161.11              180.82
6/30/97                                  194.05              217.02              258.58
6/30/98                                  155.35              282.48              346.93

---------------
(a) Total return assumes reinvestment of dividends. Assumes $100 invested June 30, 1993.

(b) S&P Electrical Equipment Index includes AMP, Emerson Electric, General Electric, General Signal, Honeywell, Raychem, Rockwell, and Thomas & Betts.

PENSION PLANS

     The Company has a defined benefit pension plan that provides retirement benefits to eligible United States employees. The Company has also adopted a supplemental executive retirement plan for all United States employees who defer base salary or whose benefits under the Company's pension plan are limited by United States federal tax laws. The following aggregate lump sum amounts are payable, from both plans, upon retirement at age 65.

                          ESTIMATED LUMP SUM BENEFITS

    AVERAGE                        YEARS OF CREDITED SERVICE
    ANNUAL       --------------------------------------------------------------
COMPENSATION(a)      15           20           25           30           35
---------------  ----------   ----------   ----------   ----------   ----------
$200,000         $  384,436   $  501,323   $  578,210   $  626,654   $  655,098
 300,000            584,436      761,323      878,210      951,654      995,098
 400,000            784,436    1,021,323    1,178,210    1,276,654    1,335,098
 500,000            984,436    1,281,323    1,478,210    1,601,654    1,675,098
 600,000          1,184,436    1,541,323    1,778,210    1,926,654    2,015,098
 700,000          1,384,436    1,801,323    2,078,210    2,251,654    2,355,098
 800,000          1,584,436    2,061,323    2,378,210    2,576,654    2,695,098
 900,000          1,784,436    2,321,323    2,678,210    2,901,654    3,035,098

---------------
(a) Highest average base salary received over any three consecutive years of credited service out of the last ten years of vesting service.

     The covered compensation for pension benefit calculations is only the base salary portion of the compensation disclosed in the Summary Compensation Table. The years of credited service for the individuals listed in the Summary Compensation Table are: Dr. Kashnow, 3 years; Mr. Sims, 15 years; Mr. Harnett, 25 years; Mr. McGraw, 18 years, and Mr. Berthels, 1 year. The benefit amounts listed in the table are not subject to reductions for Social Security. Pursuant to the terms of Dr. Kashnow's employment agreement with the Company, Dr. Kashnow was credited with an additional 6 years of service under the supplemental executive retirement plan. Under such agreement, the amount of Dr. Kashnow's increased pension benefit from the Company attributable to such additional years of service will be reduced by the actuarial equivalent of the pension benefit he will receive from his former employer. Mr. Berthels became a United States employee effective February 1, 1997. Prior to that time, Mr. Berthels was covered by the pension plan of the Company's Belgian subsidiary. Under that plan, Mr. Berthels has 25 years of credited service and at age 60 will be entitled to a lump sum pension benefit of approximately $600,000.

COMPANY LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

     In connection with option exercises and the purchase of its Common Stock under equity incentive plans, the Company has made available to employees, including directors and executive officers, deferred payment arrangements and advances to cover income tax liabilities. The indebtedness resulting from such arrangements has a five-year term and bears interest, which accrues at rates ranging from 5.0% to 7.05% per year, payable in annual installments. The maximum amounts of such indebtedness outstanding during the fiscal year ended June 30, 1998, together with the amounts outstanding at June 30, 1998, for each person who was a director or executive officer during the fiscal year and for whom the principal amount exceeded $60,000 at any time during such period, are as follows: $81,675.00 (the principal amount) and $81,675.00 (the principal amount) for Peter Brooks.

     The Company has also extended to certain executive officers loans on a secured basis for relocation expense. The loans are interest free and are generally repayable over five years. As of June 30, 1998, the maximum amount of such indebtedness outstanding during the 1998 fiscal year, together with the amount outstanding at June 30, 1998, for each such executive officer for whom the principal amount exceeded $60,000 at any time during such period was as follows: Dr. Kashnow, $800,000 and $800,000; Mr. Berthels, $500,000 and $500,000; Timothy Burch, $400,000 and $400,000; Arati Prabhakar, $400,000 and
$400,000.

     In April 1998, due to Mr. Berthels' previous status as a foreign service employee, Raychem made Mr. Berthels an interest-free advance in the amount of $140,000 under the Guidelines of Tax Equalization for Foreign Services Employees for U.S. taxes assessed in the 1997 calendar year. Required repayment of the advance will be in approximately November 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, from July 1, 1997, through the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends to the stockholders ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. PricewaterhouseCoopers LLP has been the Company's independent accountant since fiscal year 1984.

     Representatives of Pricewaterhousecoopers LLP will be present at the meeting. They do not expect to make any statement, but will have the opportunity to make a statement if they so desire and will be available to respond to questions.

                                 ANNUAL REPORT

     The Company's annual report for the 1998 fiscal year is being mailed with this proxy statement to stockholders entitled to notice of the meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the meeting. However, the accompanying proxy confers discretionary authority on the persons named therein to vote on any other matter properly brought before the meeting. Consequently, if any such other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the represented shares in their discretion on such matters.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the Company's Proxy Statement and form of Proxy relating to the Company's 1999 Annual Meeting of Stockholders must be received by May 21, 1999. Under the Company's Bylaws, business to be brought before an annual meeting by a stockholder who is entitled to vote must be submitted in writing to the Secretary of the Company at the principal executive offices of the Company (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. If the Company is not notified of a stockholder proposal by August 8, 1999, then proxies held by management of the Company may provide the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

     A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Company's Corporate Secretary.

                                          By Order of the Board of Directors

                                          RICHARD A. KASHNOW
                                          Chairman of the Board,
                                          President and Chief Executive Officer

PROXY                         RAYCHEM CORPORATION                         PROXY

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 6, 1998

     Richard A. Kashnow and Karen O. Cottle, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned, as set forth below, at the annual meeting of stockholders of RAYCHEM CORPORATION to be held at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, on Friday, November 6, 1998 at 10:00 a.m. local time, and in their discretion to vote upon any other business that may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN.

                              [ ] Check here if you plan to attend the meeting.

                              [ ] Check here for address change.

                              New address: ____________________________________

                              _________________________________________________

                              _________________________________________________

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.
                 (Continued and to be signed on reverse side.)

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                        *     FOLD AND DETACH HERE     *

1. Nominees:
   Richard Dulude, James F. Gibbons,
   Richard A. Kashnow, John P. McTague,          For  Withheld  For All Except
   Dean O. Morton, Isaac Stein,                  All     All    nominees written
   Chang-Lin Tien, Cyril J. Yansouni                            in below
                                                 / /     / /      / /
   Nominee Exceptions ________________________


2. To ratify the appointment by the
   Company's Board of Directors of               For   Against   Abstain
   PricewaterhouseCoopers LLP to audit           / /     / /       / /
   the accounts of the Company and its
   subsidiaries for the 1999 fiscal year.

            Dated:_______________, 1998

  Signature(s)_________________________

  _____________________________________
      (Signature, if held jointly)

  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS.
  IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE,
  OR IN REPRESENTATIVE CAPACITY, SIGN NAME
  AND INDICATE TITLE.

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                         *    FOLD AND DETACH HERE    *